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                                                                   EXHIBIT 8.1


April 23, 1996


Ms. Ruth A. Martin
Chairman
Home Interstate Bancorp
2633 Cherry Avenue
Signal Hill, California 90806

Mr. Stephen A. Carpenter
Chairman
CU Bancorp
16030 Ventura Boulevard
Encino, California 91436

Dear Ms. Martin and Mr. Carpenter:

This opinion is being furnished to you in connection with the proposed mergers of Home Interstate Bancorp ("Home") and its wholly owned banking subsidiary, Home Bank, with CU Bancorp ("CU") and its wholly owned banking subsidiary, California United Bank, National Association ("CU Bank"), which are expected to be completed on June 28, 1996 ("the Effective Date"). You have requested our opinion concerning the following:

o Whether the merger of Home into CU will qualify as a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("the Code").

o That the exchange of Home common stock to the extent exchanged for CU common stock will not give rise to gain or loss for federal income tax purposes to the holders of Home common stock with respect to such exchange.

o Whether the simultaneous merger of CU Bank into Home Bank, will qualify as a reorganization under Section 368(a)(1)(A) of the Code.

You have asked for our opinion on the federal income tax consequences to CU, Home, Home Bank, CU Bank, the stockholders of Home, and the stockholders of CU. We have not considered any nonincome tax, state, local, or foreign income tax consequences, and, therefore, do not express any opinion regarding the treatment that would be given the merger by the applicable authorities on any non income tax or any state, local or foreign tax issues. We also
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express no opinion on nontax issues, such as corporate law or securities law matters, including, but not limited to, all securities law disclosure requirements.

In rendering our opinion, we have relied upon the accuracy and completeness of the facts and information as contained in the Agreement and Plan of Reorganization dated January 10, 1996, as amended on March 29, 1996 ("the Agreement"), including all exhibits attached thereto, and the representations included below. To the extent there are any changes to the Agreement or representations, our opinion may be affected accordingly.

The discussion and conclusions set forth below are based upon the Code, the Treasury Regulations, and existing administrative and judicial interpretations thereof as of the Effective Date, all of which are subject to change. All section references are to the Internal Revenue Code of 1986, as amended, unless otherwise stated. If there is a change in the Code, the Treasury Regulations, or public rulings thereunder, the current Internal Revenue Service rulings or releases, or in the prevailing judicial interpretation of the foregoing, the opinion expressed herein would necessarily have to be re-evaluated in light of any such changes. We have no responsibility to update this opinion for events, transactions, or changes in the above-listed law and authority or circumstances occurring after the Effective Date.

This opinion is solely for the benefit of Home and CU and is not intended to be relied upon by anyone other than Home and CU. Although you do hereby have our express consent to inform Home Bank, CU Bank, and Home common stockholders of our opinion by including copies of this letter as an exhibit to the Agreement and as an exhibit in the Registration Statement on Form S-4 for the proposed transactions, we assume no responsibility for tax consequences to them. Instead, each of these parties must consult and rely upon the advice of his/her counsel, accountant, or other advisor. Except to the extent expressly permitted hereby, and without the prior written consent of this firm, this letter may not be quoted in whole or in part or otherwise referred to in any documents or delivered to any other person or entity.


PROPOSED TRANSACTIONS

Our understanding of the proposed transactions, as described in the Agreement, is as follows:

         A. Home will be merged with and into CU under the provisions of the California General Corporations Code.

         B. The common stockholders of Home will receive shares of CU common stock proportionate in value, based on the terms contained in Article VII of Exhibit A of the
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                 Agreement.  The shares of CU issued under the Agreement will represent approximately 52 percent of the shares of CU stock following the merger. In lieu of issuing fractional shares of CU common stock as a result of the merger, common stockholders of Home will be entitled to receive a cash payment equal to such fractional share multiplied by the designated value of a share of CU common stock.

         C. Simultaneous with the merger of Home into CU, and as part of the same overall transaction, CU Bank will be merged with and into Home Bank under the California General Corporations Code. No additional shares of Home Bank or CU will be issued as a result of this transaction.

Objecting stockholders of Home may dissent from the merger involving Home and CU, and instead receive cash in exchange for their shares of Home common stock, based on the fair market value of such stock determined under Section 13 of the California General Corporations Code. Objecting stockholders of CU may dissent from the merger involving Home and CU, and, if certain other conditions of
Section 13 of the California General Corporations Code are satisfied, will have the right to receive payment in cash of the fair market value of such holder's shares of CU stock.

As a condition to entering into the Agreement, CU and Home each required the other to enter into a Warrant Purchase Agreement (Exhibits C and D). Each Warrant Purchase Agreement provides for the grant of a warrant ("Warrant") to purchase shares representing approximately 19.9 percent of the issuing party's common stock. The Warrant exercise prices are equal to an average of the closing sales price of the issuing company's stock for the 20 trading days prior to January 8, 1996. Each Warrant Purchase Agreement provides that the holder of the Warrant is entitled to purchase the Warrant shares upon the occurrence of certain events that create the potential for another party to acquire control of the issuing party. The Warrants will be terminated upon the occurrence of the mergers.

ADDITIONAL REPRESENTATIONS

In addition to the representations included in the Agreement, the following representations have been made to us by representatives of CU, CU Bank, Home, and Home Bank:

         a) CU and the stockholders of Home will pay their respective expenses, if any, incurred in connection with the successful consummation of the transaction.

         b) There is no intercorporate indebtedness existing between Home and CU, or between CU Bank and Home Bank, that was issued, acquired, or will be settled at a discount.
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         c)      The fair market value of the assets of Home transferred to CU will equal or exceed the sum of the liabilities assumed by CU plus the amount of liabilities, if any, to which the transferred assets are subject.

         d) The fair market value of the assets of CU Bank transferred to Home Bank will equal or exceed the sum of the liabilities assumed by Home Bank plus the amount of liabilities, if any, to which the transferred assets are subject.

         e) None of the compensation received by any stockholder-employees of Home or Home Bank will be separate consideration for, or allocable to, any of their shares of Home common stock; none of the shares of CU common stock received by any stockholder employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any stockholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         f) Home will be merged with and into CU under the California General Corporations Code.

         g) Simultaneously, and as part of the same overall transaction as the merger of Home into CU, CU Bank will be merged with and into Home Bank under the California General Corporations Code.

         h) The Home common stockholders will have unrestricted rights of ownership of CU common stock received in the transaction, and their ability to retain the CU common stock received in the transaction will not be limited in any way.

         i) The ratio for the exchange of shares of Home common stock for CU common stock in the transaction was negotiated through arm's length bargaining. Accordingly, the fair market value of the CU common stock to be received by Home common stockholders in the transaction will be approximately equal to the fair market value of the Home common stock surrendered by such stockholders in exchange therefore.

         j) Unless an Acquisition Event occurs, as defined in Section 1.3 of the Warrant Purchase Agreements, and the Warrants are exercised, the Warrants will be terminated upon the occurrence of the mergers.

The following representations have been made to us by representatives of CU and CU Bank:

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         a)      CU has no plan or intention to re-acquire any of its stock issued in the transaction. There is no plan or intention by the Home common stockholders who own five percent or more of the stock, and to the best of the knowledge of the management of CU, there is no plan or intention on the part of the remaining common stockholders to sell, exchange, or otherwise dispose of a number of shares of CU common stock received in the transaction that would reduce the stockholders' ownership of CU common stock to a number of shares having a value, as of the Effective Date, of less than 50 percent of the value of all the formerly outstanding common stock of Home as of the same date. For purposes of this representation, shares of Home common stock exchanged for cash in lieu of fractional shares of CU stock will be treated as outstanding Home common stock on the Effective Date. Moreover, shares of Home common stock and shares of CU common stock held by Home stockholders and otherwise sold, redeemed, or disposed of before the transaction in contemplation thereof, or subsequent to the transaction, will be considered in making this representation

         b) The liabilities of CU Bank assumed by Home Bank and the liabilities to which the transferred assets of CU Bank are subject were incurred by CU Bank in the ordinary course of business.

         c) CU has no plan or intention to sell or otherwise dispose of the stock of Home Bank or any of the assets of Home or Home Bank acquired in the transactions, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

         d) Following the transactions, CU will continue the historic businesses of Home, or use a significant portion of these historic business assets in the operation of a trade or business.

         e) The payment of cash in lieu of fractional shares of CU common stock is solely for the purpose of avoiding the expense and inconvenience to CU of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Home stockholders instead of issuing fractional shares of CU common stock will not exceed (1) one percent of the total consideration that will be issued in the transaction to the Home stockholders in exchange for their shares of Home common stock. The fractional share interests of each Home stockholder will be aggregated, and no Home stockholder will receive
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                 cash for such fractional share interests in an amount equal to or greater than the value of one full share of CU common stock.

         f) The assumption by CU of the liabilities of Home, pursuant to the transactions are for bona fide business purposes and the principal purpose of such assumptions is not the avoidance of federal income tax on the transfer of assets of Home to CU pursuant to the transactions.

         g) CU and CU Bank are not investment companies as defined in Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv).

         h) The proposed transaction is being undertaken for reasons germane to the continuance of the business of CU and CU Bank.

         i) The total adjusted basis of the assets of CU Bank transferred to Home Bank will equal or exceed the sum of the liabilities assumed by Home Bank plus the amount of liabilities, if any, to which the transferred assets are subject.

         j) There are no deferred intercompany transactions between members of the CU consolidated group or excess loss accounts in the stock of such members.

The following representations have been made to us by representatives of Home and Home Bank:

         a) There is no plan or intention by the Home common stockholders who own five percent or more of the stock, and to the best of the knowledge of the management of Home, there is no plan or intention on the part of the remaining common stockholders to sell, exchange, or otherwise dispose of a number of shares of CU common stock received in the transaction that would reduce the stockholders' ownership of CU common stock to a number of shares having a value, as of the Effective Date, of less than 50 percent of the value of all the formerly outstanding common stock of Home as of the same date. For purposes of this representation, shares of Home common stock exchanged for cash in lieu of fractional shares of CU stock will be treated as outstanding Home common stock on the Effective Date.
                 Moreover, shares of Home common stock and shares of CU common stock held by Home stockholders and otherwise sold, redeemed, or disposed of before the transaction in contemplation thereof, or subsequent to the transaction, will be considered in making this representation.

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         b)      The liabilities of Home assumed by CU and the liabilities to which the transferred assets of Home were incurred by Home in the ordinary course of business.

         c) Home Bank has no plan or intention to sell or otherwise dispose of any of the assets of CU Bank acquired in the transactions, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

         d) Following the transactions, Home Bank will continue the historic businesses of CU Bank, or use a significant portion of these historic business assets in the operation of a trade or business.

         e) The assumption by Home Bank of the liabilities of CU Bank, pursuant to the transactions are for bona fide business purposes and the principal purpose of such assumptions is not the avoidance of federal income tax on the transfer of assets of CU Bank to Home Bank pursuant to the transactions.

         f) Home and Home Bank are not investment companies as defined in Sections 368(a)(2)(F)(iii) and 368(a)(2)(F)(iv).

         g) The proposed transaction is being undertaken for reasons germane to the continuance of the business of Home and Home Bank.

         h) The total adjusted basis of the assets of Home transferred to CU will equal or exceed the sum of the liabilities assumed by CU, plus the amount of liabilities, if any, to which the transferred assets are subject.


ANALYSIS OF APPLICABLE FEDERAL TAX PROVISIONS

Section 354(a)(1) addresses the effects of corporate reorganizations on shareholders, providing in general that no gain or loss shall be recognized if stock or securities in a corporation a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation, a party to the reorganization,

For purposes of Code Section 354, the terms "reorganization" and "party to a reorganization" mean only a reorganization or a party to a reorganization as defined in Sections 368(a) and 368(b). Section 368(a)(1)(A) states that the term reorganization includes a statutory merger or consolidation. Reg. Section 1.368-2(b)(1) states that in order for a transaction to qualify as a reorganization under Section 368(a)(1)(A), the transaction must be a merger or consolidation
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effected pursuant to the corporation laws of the United States or State or
Territory or the District of Columbia. Under Section 368(b), the term party to a reorganization includes both corporations in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another.

The regulations under Section 368 require as a part of a reorganization a continuity of the business enterprise under the modified corporate form, a bona fide business purpose for the reorganization, and a continuity of interest therein on the part of those persons who, directly or indirectly, were owners of the enterprise prior to the reorganization. Reg. Section 1.368-1(d)(2) states that the continuity of business enterprise requirement is met if the acquiring corporation either continues the acquired corporation's historic business or uses a significant portion of the acquired corporation's business assets in the operation of a trade or business. Based on the representations set forth above, the continuity of business enterprise requirement is met with respect to the assets and business operations of Home Bank.

Reg. Section 1.368-2(g) indicates that in addition to coming within the scope of the specific language of Sec. 368(a), a reorganization must also be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization." If the transaction or series of transactions has no business or corporate purpose, then the plan is not a reorganization under Section 368(a). See Reg. Section 1.368-1(c). The Boards of Directors of CU and Home believe that the merger will serve the business purposes of both institutions and their respective shareholders and customers by creating a stronger enterprise in terms of management, growth opportunities, and profitability. Specifically, they believe that the combination of CU Bank's commercial loan capability and Home Bank's substantial retail deposit base will have a positive impact on the operations of the combined enterprise. Thus, the surviving bank in the merger should be able to generate commercial loans utilizing the low cost retail deposits of Home Bank plus achieve other advantages of consolidation and centralization of certain management functions and economies of scale. Accordingly each merger should satisfy the business purpose requirement under the regulations for a tax-free reorganization.

The continuity of interest requirement does not require that all shareholders of the acquired corporation have a proprietary interest in the surviving corporation after the acquisition; it is not even necessary for a substantial percentage of such shareholders to have such an interest. Rather, the IRS announced in Rev. Proc. 77-37 that it would rule that the continuity of interest requirement is met so long as one or more of the acquired corporation's shareholders retain a sufficient proprietary interest in the continuing corporation. The IRS indicated in Rev. Proc. 77-37 that a sufficient proprietary interest is an interest with a value that is at least 50% of the total equity value of the acquired corporation.

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In addition to meeting the continuity of interest requirement immediately after the reorganization, the former shareholders of the acquired corporation must retain their interest in the acquiring corporation for some time after the reorganization. The courts have ruled that the tax-free nature of the reorganization may be retroactively invalidated if the continuity of interest is not maintained either because, at the time of the reorganization, the shareholders intended to dispose of the proprietary interest soon after the reorganization (Christian Est. v. Comr., T.C. Memo 1989-413) or because a shareholder disposes of stock immediately following the reorganization in accordance with a pre-existing commitment to sell (American Wire Fabrics Corp.
v. Comr., 16 T.C. 607). The courts have generally looked to the intent of the shareholders at the time of the reorganization to dispose of their interests in determining whether the continuity of interest requirement is subsequently violated. Based on the above representations made by representatives of Home, Home Bank, and CU, the continuity of interest requirement is met with respect to the transactions. See also Rev. Rul. 84-30.

Section 356(a)(1) provides that if Section 354 would apply to an exchange but for the fact that the property received in the exchange consists not only of property permitted to be received under Section 354 without the recognition of gain but also of other property or money then the gain, if any, to the recipient shall be recognized but not in excess of the sum of money and the fair market value of the property received.

Section 356(c) states that no loss from the exchange may be recognized by the shareholder.

In other official pronouncements, the Internal Revenue Service has treated the distribution of cash as part of a reorganization and in a transaction subject to Section 356 by applying the redemption principles under Section 302.
Section 302 provides, in part, that a redemption will be treated as a distribution in part or full payment in exchange for stock if it can meet the tests of that section. The determination whether a CU or Home dissenting shareholder has an exchange under Section 302 is a shareholder-by-shareholder determination taking into account direct and indirect stock ownership as determined under the complex stock ownership attribution rules of Section 318. Ordinarily, if a shareholder exercises dissenter's rights and receives cash in exchange for all of the shares owned by the shareholder, the shareholder should have an exchange that qualifies for capital gain or loss treatment provided the stock exchanged is held as a capital asset. If a dissenting shareholder, however, only dissents in part, the determination will have to be made based on all facts and circumstances or by using certain mechanical ownership tests.
The Section 318 attribution rules, however, must be applied by each shareholder in testing his or her own individual consequences. If the exchange fails to satisfy any of the requirements for exchange treatment for tax purposes, the distribution may be treated as a dividend. This could result in ordinary income with respect to the entire amount of

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cash received regardless of the shareholder's basis in the stock or inherent gain or loss in the shares tendered for cash. Each dissenting shareholder of Home or CU or shareholder receiving cash in the transaction should consult his or her own tax advisor on the tax consequences of the transaction.

In Rev. Rul. 66-365, the IRS concluded that a cash payment made by the acquiring corporation in lieu of issuing fractional shares in a transaction qualifying as a reorganization under Section 368(a)(1)(A) of the Code provided such cash payment is not separately bargained for, will be treated under
Section 302 of the Code as in redemption of fractional share interests. Therefore, each shareholder's redemption will be treated as a distribution in full payment in exchange for his or her fractional share interest under Section 302(a) of the Code and accorded capital gain or loss treatment provided the redemption is not essentially equivalent to a dividend and that the fractional shares redeemed constitute a capital asset in the hands of the holder as discussed below. In Rev. Proc. 77-41, the IRS stated that "a ruling will usually be issued under Section 302(a) of the Code that cash to be distributed to shareholders in lieu of fractional share interests arising in corporate reorganizations ... will be treated as having been received in part or in full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained-for consideration."

Under Section 302, where there is a complete redemption of all of a shareholder's stock in a corporation (after consideration of the constructive ownership rules of Section 302(c)), the redemption payment is treated as made entirely in exchange for the shareholder's stock in the corporation (Section 302(b)(3)).

Under Section 358(a)(1), in the case of an exchange to which Section 354 or
Section 356 applies, the basis of property which is permitted to be received under such section without the recognition of gain or loss shall be the same as that of the property exchanged, decreased by the amount of any money received by the recipient and the amount of loss recognized by the recipient as a result of the exchange and increased by the amount which was treated as a dividend and the amount of other gain recognized by the recipient as a result of the transaction.

It should be noted that where cash is received in lieu of fractional shares, the substance of the transaction is that of a hypothetical receipt of the fractional shares and then a redemption of such shares. Therefore, the basis that is to be allocated to the stock of the acquiring corporation received must be allocated to the shares retained and the fractional shares hypothetically received. The gain or loss attributable to the receipt of cash in lieu of fractional shares is measured by comparing the cash received with the basis allocated to the fractional shares that
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are hypothetically received, and such gain or loss is recognized as discussed earlier pursuant to Rev. Rul. 66-365.

Code Section 361 (a) states that, as a general rule, no gain or loss is to be recognized by a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization.
Section 361(b) states that if Section 361(a) would apply to an exchange but for the fact that the property received in exchange consists not only of stock or securities afforded nonrecognition treatment under Section 361 (a), but also of other property or money, then provided the corporation receiving such other property or money distributes it in pursuance to the plan of reorganization, no gain to the corporation shall be recognized from the exchange. Section 361(a) states that as a general rule no gain or loss shall be recognized to a corporation a party to a reorganization on the distribution to its shareholders of any stock in another corporation which is a party to the reorganization if such stock was received by the distributing corporation in the exchange.

Section 1032(a) states that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for such corporation's stock, including treasury stock.

Code Section 362(b) states that the basis of property received by the acquiring corporation in a reorganization is the same as it would be in the hands of the transferor of the assets, increased by any gain recognized by the transferor. The transferor for purposes of the preceding sentence in the instant case is Home.

Section 1221 defines a capital asset as property held by the taxpayer which is not inventory or other property held by the taxpayer primarily for sale to customers in the ordinary course of a trade or business, property used in the taxpayer's trade or business subject to the allowance for depreciation under
Section 167, a copyright, literary, musical or artistic composition, a letter or memorandum, or similar property created by the personal efforts of the taxpayer, accounts or notes receivable acquired in the ordinary course of a trade or business for services rendered or from the sale of inventory or other property held by the taxpayer primarily for sale to customers in the ordinary course of business, or a publication of the United States Government which is received from the United States Government or any agency thereof other than by purchase at the price at which it is offered for sale to the public.

Section 1223(l) states that in determining the period for which a taxpayer has held property received in an exchange, there shall be included the period for which he or she held the property exchanged if the property has, for the purpose of determining gain or loss from a sale
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or exchange, the same basis as the property exchanged and the property exchanged was a capital asset as defined in Section 1221 as of the date of the exchange.

Section 1223(2) states that for determining the period for which the taxpayer has held property however acquired there shall be included the period for which such property was held by another person if the property has the same basis in whole or in part in his hands as it would have had in the hands of such other person.

Subchapter P of Chapter 1 of the Code provides limitations on the recognition of capital gains and losses including, but not limited to, the allowance of capital losses to the extent of capital gains with respect to corporate taxpayers and the allowance of up to $3,000 of net capital losses with respect to taxpayers other than corporate taxpayers.

The Warrants issued under the Warrant Purchase Agreements in each instance can only be exercised upon the occurrence of certain events that are beyond the Warrant-holder's control. Moreover, they will expire on the Effective Date of the transaction. Rev. Rul. 90-11 provides that the issuance of stock purchase rights pursuant to a poison pill plan was not a taxable event. The rights gave the shareholders the right to purchase stock upon the occurrence of certain events that are similar to the exercise events specified in the Warrant Purchase Agreements. Rev. Rul. 68-601 provides that a warrant to acquire stock will be considered an option for section 318 purposes if the holder has the right to obtain the stock "at his election." The Warrants issued under the Warrant Purchase Agreements would therefore be disregarded for section 318 purposes because they do not provide the holder the right to acquire stock unless certain contingencies occur that are beyond the holder's control; no such right exists now or will exist until such an event happens. Due to the transitory nature of the Warrants, and the inability of the holder to exercise the Warrants unless certain contingencies occur, neither the issuance nor the expiration of the Warrants on the Effective Date will produce gain or loss to the issuers or holders of the Warrants.

Reg. Section 1.1502-75(d)(3) defines the term "reverse acquisition" for asset acquisitions and stock acquisitions. Reg. Section 1.1502-75(d)(3) provides that, in the case of an asset acquisition, a reverse acquisition occurs if the stockholders of the acquired corporation immediately before the acquisition own more than 50 percent of the fair market value of the stock of the acquiring corporation immediately after the transaction by reason of owning stock in the acquired corporation. As stated above, the Home stockholders immediately before the transaction, as a result of owning Home stock, will own more than 50 percent of the fair market value of CU stock immediately after the transaction. Accordingly, the transaction will constitute a reverse acquisition under Reg.
Section 1.1502-75(d)(3).

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Reg. Section 1.1502-75(d)(3)(v) provides that when a reverse acquisition occurs, the taxable year of the acquiring group (the CU group) will close on the date of the transaction, and the affiliated group of which CU and CU Bank were members will terminate on that date. Unless certain exceptions for acquisition of an entire consolidated group apply, any deferred intercompany transactions (Reg. Section 1.1502-13) or excess loss accounts (Reg. Section 1.1502-19) would be triggered by the termination of the CU group. As represented, the CU group has no deferred intercompany transactions or excess loss accounts. Therefore, the application of those exceptions need not be addressed. Based upon these representations, the transactions will not result in any gain or loss to Home, Home Bank, CU, or CU Bank under the consolidated return regulations.


OPINION

Based upon all of the foregoing, including representations of the management of CU and the management and Board of Directors of Home, it is our opinion that:

         a) The merger of Home with and into CU, as described above, will constitute a reorganization under Section 368 of the Code (Section 368(a)(1)(A)).

         b) Home and CU will each be "a party to a reorganization" (Section 368(b)).

         c) With the exception for any gain or loss recognized as a result of the receipt of cash in lieu of fractional shares, no gain or loss will be recognized by the common stockholders of Home on the receipt of CU common stock in exchange for surrendered Home common stock pursuant to the plan of reorganization (Section 354(a)(1)).

         d) The tax basis of the CU common stock received by Home common stockholders will be the same as the basis of the Home common stock surrendered in exchange therefor, decreased by the amount of basis allocated to the fractional shares that are hypothetically received by the stockholder and redeemed for cash, and increased by any gain recognized on the exchange (not including any gain recognized for the receipt of cash in lieu of fractional shares) (Section 358(a)(1)).

         e) The holding period of the CU common stock received by the Home common stockholders will include the period during which the Home common stock surrendered in exchange therefor was held, provided that the Home common stock is held as a capital asset in the hands of the Home stockholders on the Effective Date (Section 1223(l)).

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April 23, 1996

         f) The payment of cash in lieu of fractional share interests of CU common stock will be treated as if each fractional share was distributed as part of the exchange and then redeemed by CU. Pursuant to Section 302(a) of the Code, these cash payments will be treated as having been received as distributions in full payment in exchange for the CU common stock. Any gain or loss recognized upon such exchange (as determined under Section 1001 and subject to the limitations of Section 267) will be capital gain or loss provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder (Rev. Rul. 66-365 and Rev. Proc. 77-41).

         g) Each shareholder of Home who elects to dissent from the merger transaction involving Home and CU under the provisions of Chapter 13 of the California General Corporations Code, and receives cash in exchange for their shares of Home common stock, will be treated as receiving such payment in complete redemption of their shares of Home, provided such shareholder does not actually or constructively own any Home common stock after the exchange under the provisions and limitations of
                 Section 302.

         h) Each shareholder of CU who elects to dissent from the merger transaction involving CU and Home and receives cash in exchange for their shares of CU common stock will be treated as receiving such payment in complete redemption of their shares of CU, provided such shareholder does not actually or constructively own any CU common stock after the exchange under the provisions and limitations of Section 302.

         i) No gain or loss will be recognized by Home on the transfer of all of its assets to CU solely in exchange for CU common stock and cash in lieu of fractional shares which is subsequently distributed to Home common stockholders pursuant to the plan of reorganization (Section 361).

         j) No gain or loss will be recognized by CU on the receipt by CU of substantially all of the assets of Home in exchange for CU stock (Section 1032(a)).

         k) The tax basis of Home's assets in the hands of CU will be the same as the basis of those assets in the hands of Home immediately prior to the merger (Section 362(b)). The tax basis of Home's assets in the hands of CU will not be increased by any cash paid to dissenters or cash paid in lieu of fractional shares.

         l) The holding period of the assets of Home in the hands of CU will include the period during which such assets were held by Home (Section 1223(2)).

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April 23, 1996


         m) The merger of CU Bank with and into Home Bank, as described above, will constitute a reorganization under Section 368 of the Code (Section 368 (a)(1)(A)).

         n) CU Bank and Home Bank will each be a "party to a reorganization" (Section 368 (b)).

         o) No gain or loss will be recognized by CU on the merger of Home Bank into CU Bank (Section 354(a)(1)).

         p) No gain or loss will be recognized by Home Bank on the transfer of all of its assets to CU Bank pursuant to the plan of reorganization (Section 361).

         q) The tax basis of CU Bank's assets in the hands of Home Bank will be the same as the basis of those assets in the hands of CU Bank immediately prior to the transaction (Section 362(b)). The tax basis of CU Bank's assets in the hands of Home Bank will not be increased by any cash paid to dissenting shareholders of CU or Home or cash paid in lieu of fractional shares.

         r) The holding period of the assets of CU Bank in the hands of Home Bank will include the period during which such assets were held by Home Bank (Section 1223(2)).

         s) No gain or loss will be recognized by CU or Home upon the issuance or the expiration of the Warrants on the Effective Date of the transaction.

         t)      The merger of Home into CU will be a reverse acquisition (Reg.
                 Section 1.1502-75(d)(3). As a result, the taxable year of the CU consolidated group will end on the Effective Date, and the CU group will terminate on the Effective Date (Reg. Section 1.1502-75(3)(v). The transaction will not result in any gain or loss to CU or CU Bank under the consolidated return regulations.

We express no opinion on the impact, if any, on any other sections of the Code, other than that as stated immediately above, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

The opinions expressed herein are based solely upon our interpretation of the Code and income tax regulations as further interpreted by court decisions, rulings, and procedures issued by the Internal Revenue Service, as of the effective date of this letter. Our opinions may be subject to change in the event of changes in any of the foregoing authorities, some of which could be retroactive. The opinions expressed herein are not binding on the Internal Revenue Service,

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April 23, 1996


and there can be no assurance that the Internal Revenue Service will not take a position contrary to any of the opinions expressed herein, or if the Internal Revenue Service took such a position, whether it would be sustained by the courts.

The opinions expressed herein reflect our assessment of the probable outcome of litigation and other adversarial proceedings based solely on an analysis of the existing tax authorities relating to the issues. Further, Home Bank, CU Bank, and Home common stockholders are urged to discuss the consequences of the proposed transactions with their own tax advisors.

Very truly yours,



ARTHUR ANDERSEN LLP


By Arthur Andersen LLP